EXHIBIT 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
to Acquire Coal Assets from
Plum Creek Timber Company, Inc.

HOUSTON, January 31, 2005 – Natural Resource Partners L.P. (NYSE: NRP) today announced it has signed a definitive agreement to purchase mineral rights to approximately 85 million tons of coal reserves from Plum Creek Timber Company, Inc. for $22 million. The transaction is subject to customary closing conditions and is expected to close in the first quarter. The purchase will be funded through a combination of NRP’s credit facility and cash on hand.

The coal reserves are located on approximately 175,000 acres in Virginia, West Virginia and Kentucky with most of the reserves leased under 29 different leases. The properties are contiguous to or in close proximity to NRP’s existing assets and will not require additional management personnel or overhead.

The properties generate both coal royalty income and wheelage revenues. In 2005, the properties are expected to generate approximately $1.6 million and more than triple that amount in 2006 and beyond as current mining operations move onto these properties in future years.

“The acquisition is expected to be immediately accretive and that accretion increases dramatically in 2006,” said Nick Carter, President and COO of Natural Resource Partners. “This acquisition affords us the opportunity to invest for our future at attractive cash flow multiples.”

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

NRP to Acquire Coal Assets of Plum Creek	Page 2 of 2

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty and wheelage revenues associated with the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

05-02

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